May 8, 2003                                      For more information:
                                                 Susan Datz Edelman
FOR IMMEDIATE RELEASE                            Director, Stockholder Relations
                                                 (904) 346-1506
                                                 sedelman@steinmart.com

               STEIN MART, INC. REPORTS APRIL '03 AND 1Q '03 SALES

JACKSONVILLE, FL - Stein Mart, Inc. (Nasdaq: SMRT) today announced net sales and comparable store sales for the four-week and thirteen-week periods ended May 3, 2003.
     Total sales for the four-week April period were $108.4 million, a 3.0% percent decrease from the $111.8 million in sales for the same period in 2002. Comparable store sales for April decreased 3.8 percent from 2002 to 2003.
     Merchandise categories with the better comparable store sales performances during April were Intimate Apparel, Children's, and Men's Clothing & Furnishings. Geographically, sales trends were strongest in California and the Southeast.
     Total sales for the first quarter of the fiscal year were $330.6 million, a
7.1 percent decrease from the $356.0 million in sales for the same period in 2002. Comparable store sales for the first quarter decreased 9.3 percent from 2002 to 2003.
     "We are disappointed that pre-Easter selling during the month was not strong enough to offset the poor retail selling environment, which remains extremely challenging," noted Michael D. Fisher, president and chief executive officer of Stein Mart.
     With reduced sales requiring increased markdowns to keep inventory clean and current, management now anticipates first quarter 2003 earnings to be $0.03 to $0.04 per share.
     Results for the first quarter will be released prior to the opening of the financial markets on Thursday, May 22, 2003. Additional details concerning Stein Mart's first quarter results and business outlook will be discussed on a conference call with industry analysts and institutional investors on Thursday, May 22, 2003 at 11:00 a.m. EDT. Participants may listen to a real time audio webcast of the conference call by visiting www.steinmart.com, or hear a recorded version of the call on the website until the end of the month.

About Stein Mart
     Stein Mart's 271 stores offer the merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart's focused assortment of merchandise features moderate to designer brand-name apparel for women, men and children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart's actual results in future periods to differ materially from forecasted or expected results. Those risks include, but are not limited to, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, adequate sources of merchandise at acceptable prices and the other risks and uncertainties described in the Company's filing with the Securities and Exchange Commission.

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 Additional information about Stein Mart, Inc. can be found at www.steinmart.com
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